Exhibit 10.15
Symetra Financial Corporation (the “Company”)
IPO Grant Program
     Set forth below are the material terms and conditions of the Company’s IPO Grant Program (the “Program”):
•	IPO Grant Pool: A one-time IPO transaction grant pool will be established with an aggregate value equal to $14.6 million in value, as determined below. The pool will be paid out to participants through awards (“Awards”) as set forth below.

•	Eligibility: Eligibility for the Program is limited to those current employees of the Company and its subsidiaries who, as of the IPO Pricing Date (defined below), hold outstanding awards under the Company Performance Share Plan for 2007-2009.

•	Awards: Twenty percent (20%) of the pool will be paid out to participants in the form of fully-vested shares of Common Stock (“Shares”), forty percent (40%) will be paid out in the form of restricted stock units (“RSUs”), and forty percent (40%) will be paid out in the form of stock options (“Options”), as follows:
Shares. The aggregate number of shares to be granted under the Program shall equal $14.6 million, multiplied by 20%, divided by the “Public Offering Price” set forth in the prospectus for the IPO. Shares will be granted on the closing date of the IPO, subject to such closing occurring. Shares will be fully vested on the date of grant, subject only to a lock-up agreement entered into in connection with the IPO.
RSUs. The aggregate number of RSUs to be granted shall equal $14.6 million, multiplied by 40%, divided by the “Public Offering Price” set forth in the prospectus for the IPO. RSUs will be granted on the date on which the Company enters into an underwriting agreement for the IPO (the “IPO Pricing Date”), but shall terminate if the IPO is terminated. RSUs will vest as to 50% of the units on the second anniversary of the IPO Pricing Date, and as to 50% of the units on the fourth anniversary of the IPO Pricing Date.
Options. The aggregate number of Options to be granted shall equal $14.6 million, multiplied by 40%, divided by the value of an Option on the IPO Pricing Date in accordance with the Black-Scholes-Merton model. Options will have an exercise price equal to 110% of the midpoint of the price range for the Common Stock set forth in the Company’s S-1 Registration Statement on file as of the commencement of the road show for the IPO; provided, however, that if such amount is less than 100% of the fair market value of the Common Stock on the IPO Pricing Date, then the exercise price shall instead be 100% of the fair market value of the Common Stock on the IPO Pricing Date. Options will be granted on the IPO Pricing Date, but shall terminate if the IPO is terminated. Options will vest as to 50% of the units on the third anniversary of the IPO Pricing Date, and as to 50% of the units on the fifth anniversary of the IPO Pricing Date, and will have a 7-year term.
•	Allocation of Awards: Individual Awards will be made by the Chief Executive Officer of the Company (the “CEO”) with the approval of the Compensation Committee of the Board (the “Committee”). Any Awards made to the CEO will be made by the Committee.

•	Terms of Awards: All Awards will be made pursuant to the Symetra Financial Corporation Equity Plan (the “Plan”) and subject to the terms of the Plan and the applicable Award agreements.

•	Amendments: The Board reserves the right to amend the Program at any time prior to the IPO.